Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
April 24, 2013	Roy D. Jones, Chief Financial Officer
(864) 240-5104 or rjones@palmettobank.com

The Palmetto Bank Reports First Quarter Net Income of $2.2 Million

Pre-Tax Earnings Increase $1.2 Million from Fourth Quarter 2012

Greenville, S.C. – Palmetto Bancshares, Inc. (NASDAQ: PLMT) (the “Company”) reported first quarter 2013 net income of $2.2 million ($0.17 per diluted share) compared to fourth quarter 2012 net income of $2.7 million ($0.21 per diluted share). On a pre-tax basis, income increased to $3.0 million in the first quarter 2013 from $1.8 million in the fourth quarter 2012. The Company has now reported three consecutive quarters of net income and expects to remain profitable for the remainder of 2013.

“The earnings momentum with which we ended 2012 has carried over into the first quarter of 2013,” said Samuel L. Erwin, Chief Executive Officer. “While we are still facing a challenging economic environment, we expect to continue this profitable trend as we execute our plan to return to high-performing status.”

Highlights for the first quarter 2013 are summarized as follows:

•

Net income was $2.2 million which declined from the fourth quarter 2012 due to an income tax provision of $813 thousand in the first quarter compared to an income tax benefit of $871 thousand in the fourth quarter 2012. The quarterly income tax provision represents changes in deferred taxes related to unrealized gains and losses in the available for sale securities portfolio and defined benefit pension plan included in other comprehensive income. The first quarter 2013 income tax provision also includes a provision for state income and federal alternative minimum taxes.

•	Income before provision for income taxes was $3.0 million, an increase of $1.2 million from the fourth quarter 2012 primarily as a result of a decline in credit-related expenses.

•

Net interest margin increased 27 basis points to 3.77%, reflecting further strategic reductions in funding cost related to time deposits, an improved funding mix, higher investment securities yields, and a decline in interest income reversals on loans placed on nonaccrual status.

•

Excluding gains on the sales of investment securities of $635 thousand in the fourth quarter 2012, noninterest income decreased $422 thousand from the fourth quarter 2012 primarily as a result of lower service charges on deposits and a decline in mortgage banking income.

•

Non-credit expenses increased $415 thousand from the fourth quarter 2012 due to seasonal increases in payroll taxes, incentive accruals and director fees, as well as an increase in the provision for unfunded commitments and investments in technology.

•

Credit-related expenses declined to $1.0 million in the first quarter 2013 from $3.4 million in the fourth quarter 2012. The fourth quarter 2012 reflected higher losses associated with problem asset resolution activities compared to the first quarter 2013.

•

Period end loans held for investment declined $7.5 million from December 31, 2012 as a result of the unscheduled payoff of two commercial loans totaling $10.4 million. However, first quarter 2013 loan origination activity was higher as compared to the fourth quarter 2012. Therefore, absent these two early repayments, total loans would have increased $2.9 million.

•

Nonperforming assets increased $1.4 million during the first quarter to $28.2 million primarily as a result of the transfer of one loan to nonaccrual status; nonperforming assets are down 80% from the peak at March 31, 2010.

•	The allowance for loan losses coverage ratio declined to 2.39% of gross loans from 2.41% at December 31, 2012.

The discussion of the Company’s results of operations and financial condition below is supplemented by the accompanying financial tables.

Net Interest Income

Net interest income increased $280 thousand during the quarter to $10.0 million due to a decline in higher rate time deposits, an improved mix of deposit funding, an increase in investment securities yields, and a reduction in nonaccrual loan interest income reversals. These increases were partially offset by two fewer days in the first quarter 2013 as compared to the fourth quarter 2012 as well as a reduction in average investment securities balances. The Company’s average cost of funds, including noninterest bearing deposits, for the first quarter 2013 was reduced 9 basis points from the fourth quarter 2012 to 0.36%. During the first quarter 2013, $149.0 million of time deposits with a weighted average rate of 1.69% matured and the deposits retained were rolled into significantly lower rate deposit products. The Federal Reserve’s monetary policy continues to keep interest rates low, which has an overall negative impact on earning asset yields and makes improvement in our net interest income and margin challenging.

Noninterest Income

Noninterest income, excluding the gain on the sales of securities of $635 thousand in the fourth quarter 2012, decreased $422 thousand in the first quarter 2013 to $3.7 million. The decrease is primarily attributable to declines in service charges on deposit accounts and a reduction in mortgage loan sale activity income. During the first quarter 2013, the Company sold $19.8 million of mortgage loans into the secondary market at gains, compared to $25.8 million sold during the fourth quarter 2012.

Noninterest Expense

The Company remains focused on strategic efficiency and addressing the ongoing environmental impact to the banking industry of increased regulatory compliance costs, revenue pressures on fee income, and net interest margin challenges attributable to the continued low interest rate environment. Total noninterest expense decreased $952 thousand during the first quarter 2013, reflecting a $1.4 million reduction in credit-related expenses, partially offset by a $415 thousand increase in non-credit expenses. Credit-related expenses were positively influenced by the reduced level of problem assets, stabilizing appraised values, and the lower level of problem asset resolution costs. Credit-related expenses may continue to fluctuate from quarter to quarter as the Company resolves our few remaining problem assets, although the level of credit-related expenses is expected to be lower during 2013 compared to 2012.

The increase in non-credit expenses reflects a seasonal increase in payroll-related taxes, incentive accruals and director fees. Non-credit expenses also increased due to a higher provision for unfunded loan commitments, which resulted from loan origination activity during the quarter for which the lending commitments had not yet been drawn upon, and from investments in technology which were implemented during 2012 and the first quarter 2013. These technology investments were designed to enhance the client experience and include an improved online banking platform, mobile banking, e-Treasury services and deposit-accepting ATMs at select locations. Technology investments were also made to improve efficiency of internal processes, operations, data analytics and workflow.

Provision (Benefit) for Income Taxes

The Company currently has a full valuation allowance on its net deferred tax asset of $30.8 million at March 31, 2013. As long as all or a portion of the valuation allowance remains, the quarterly provision (benefit) for income taxes will be impacted each quarter by changes in deferred taxes related to unrealized gains and losses in the available for sale securities portfolio and defined benefit pension plan included in other comprehensive income. The quarterly provision (benefit) for income taxes will also reflect a provision for estimated state income taxes since South Carolina tax law does not allow the use of net operating loss carryforwards as an offset to current period taxable income.

Credit Quality

Nonperforming assets increased $1.4 million during the first quarter 2013 primarily as a result of the transfer of one loan with a gross carrying value of $1.7 million to nonaccrual status. The Company remains focused on aggressively resolving its few remaining problem assets, which have decreased 80% from the peak at March 31, 2010. Net charge-offs were $705 thousand during the first quarter 2013, compared to $1.8 million during the fourth quarter 2012. In addition, past due loans were 0.85% at March 31, 2013 compared to 1.03% at December 31, 2012.

The overall improvement in credit quality trends and reduced risk profile of the loan portfolio led to a reduction in the allowance for loan losses coverage ratio to 2.39% at March 31, 2013.

Investment Securities

For the first quarter 2013, the yield on the investment securities portfolio increased 5 basis points from the fourth quarter 2012 to 1.48%. Overall, the yield on the investment securities portfolio for the first quarter 2013 is less than the same period last year due to the sale during 2012 of $170.5 million of investment securities as part of a strategic decision to realize gains on the investment securities portfolio to offset a portion of the incremental credit-related expenses resulting from problem asset resolution activities during 2012. The proceeds of the sales were reinvested in investment securities at then-current market rates, which were less than the yields being earned on the investment securities that were sold.

Balance Sheet and Capital

Total assets were $1.1 billion at March 31, 2013 and decreased $46.2 million during the quarter primarily due to a decrease in cash balances resulting primarily from a $75.5 million reduction in time deposits. The Company has been strategically reducing its time deposit balances to reduce its costs of funds as part of its net interest margin management, particularly with respect to single-product clients that do not maintain other relationships with the Company. Loans held for investment fell $7.5 million during the quarter as loan repayments outpaced loan origination activity. Loan originations during the first quarter 2013 were higher than the fourth quarter 2012 however, and the Company’s lending pipeline remains active. The economic environment continues to be sluggish, loan demand is uneven and the pricing on new loan originations remains extremely competitive.

The Company’s banking subsidiary, The Palmetto Bank, met all regulatory required minimum capital ratios and continued to be categorized as “well-capitalized” at March 31, 2013.

“We are pleased with our increased loan originations in the first quarter which is an encouraging sign of an improving economic environment,” continued Erwin. “While new loan originations are hard to predict, our pipeline for new loans is currently favorable. We are continuing our focus on increasing revenues through additional commercial banking products and services such as Small Business Administration lending, Corporate Banking and e-Treasury services.”

Headquartered in Greenville, South Carolina, The Palmetto Bank is a 106-year old independent state-chartered commercial bank and is the fourth largest banking institution headquartered in South Carolina. The Palmetto Bank has assets of $1.1 billion and serves the Upstate through 25 branch locations in the nine counties of Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, Pickens, and Spartanburg. The Bank specializes in providing personalized community banking services to individuals and small to mid-size businesses including Retail Banking (including Mortgage, Credit Cards and Indirect Auto), Commercial Banking (including Small Business Administration loans, Business Banking, Corporate Banking, Treasury Management and Merchant Services), and Wealth Management (including Trust, Investments, Financial Planning, and Insurance). Additional information may be found at the Company’s web site at www.palmettobank.com.

# # #

Addendum to News Release – Forward-Looking Statements

Certain statements in this News Release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions. Forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Factors which could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements include, but are not limited to: (1) the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations which could result in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio and allowance for loan losses and the rate of delinquencies and amounts of charge-offs, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (2) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the Company, and the timing and amount of future capital raising activities by the Company, if any; and (3) actions taken by banking regulatory agencies related to the banking industry in general and the Company or the Bank specifically. The assumptions underlying the forward-looking statements could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our Company or any person that the future events, plans, or expectations contemplated by our Company will be achieved. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov), including the “Risk Factors” included therein. All subsequent written and oral forward-looking statements concerning the Company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect changes in circumstances or events that occur after the date the forward-looking statements are made.

Palmetto Bancshares, Inc. and Subsidiary

Consolidated Balance Sheets

(dollars in thousands, except per share data)

						March 31,
	March 31, 2013 (unaudited)	December 31, 2012	September 30, 2012 (unaudited)	June 30, 2012 (unaudited)	March 31, 2012 (unaudited)	2013 vs. 2012 % Change

Cash and cash equivalents	$60,762	$101,385	$69,060	$152,363	$117,275	(48.2)%
Investment securities available for sale, at fair value	265,798	264,502	290,805	247,400	269,841	(1.5)
Mortgage loans held for sale	7,056	6,114	3,795	3,789	2,841	148.4
Other loans held for sale	776	776	7,088	14,446	14,703	(94.7)

Loans, gross	730,764	738,282	733,940	723,986	761,687	(4.1)
Less: allowance for loan losses	(17,470)	(17,825)	(18,338)	(18,278)	(23,388)	(25.3)

Loans, net	713,294	720,457	715,602	705,708	738,299	(3.4)

Foreclosed real estate	11,057	10,911	11,609	14,683	26,701	(58.6)
Other assets	40,548	41,311	41,772	42,571	44,501	(8.9)

Total assets	$1,099,291	$1,145,456	$1,139,731	$1,180,960	$1,214,161	(9.5)%

Noninterest bearing deposits	$180,290	$179,695	$176,909	$178,669	$173,837	3.7%
Interest bearing deposits	791,906	843,547	839,320	884,008	900,246	(12.0)

Total deposits	972,196	1,023,242	1,016,229	1,062,677	1,074,083	(9.5)

Retail repurchase agreements	17,706	15,357	18,636	18,260	26,531	(33.3)
Other liabilities	9,580	8,477	10,979	10,251	11,147	(14.1)

Total liabilities	999,482	1,047,076	1,045,844	1,091,188	1,111,761	(10.1)

Shareholders’ equity	99,809	98,380	93,887	89,772	102,400	(2.5)

Total liabilities and shareholders’ equity	$1,099,291	$1,145,456	$1,139,731	$1,180,960	$1,214,161	(9.5)%

Other Data and Ratios
% of loans past due	0.85%	1.03%	0.59%	0.57%	1.59%	(46.5)%
Nonperforming loans	$17,106	$15,848	$19,879	$24,176	$45,544	(62.4)
Nonperforming assets	28,194	26,839	31,526	38,922	72,333	(61.0)
ALL as % of loans held for investment	2.39%	2.41%	2.50%	2.52%	3.07%	(22.1)
Net charge-offs (quarterly)	$705	$1,838	$541	$13,560	$4,908	(85.6)

Outstanding common shares	12,762,452	12,754,045	12,751,690	12,752,040	12,744,020	0.1
Book value per common share	$7.82	$7.71	$7.36	$7.04	$8.04	(2.7)
Closing market price per share of common stock	11.60	8.33	8.50	7.50	5.50	110.9

Tier 1 risk-based capital (consolidated)	13.48%	13.16%	12.59%	12.25%	12.31%	9.5
Total risk-based capital (consolidated)	14.74	14.42	13.85	13.52	13.58	8.5
Tier 1 leverage ratio (consolidated)	9.63	9.18	8.95	8.16	8.75	10.1

Palmetto Bancshares, Inc. and Subsidiary

Consolidated Statements of Income (Loss)

(dollars in thousands)

(unaudited)

	For the Three Months Ended
	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	March 31, 2013 vs. 2012 % Change
Interest income
Interest earned on cash and cash equivalents	$35	$37	$49	$72	$51	(31.4)%
Dividends received on FHLB stock	—	12	10	13	12	(100.0)
Interest earned on investment securities available for sale	1,010	1,006	1,105	1,312	1,636	(38.3)
Interest and fees earned on loans	9,819	9,812	9,912	10,025	10,326	(4.9)

Total interest income	10,864	10,867	11,076	11,422	12,025	(9.7)

Interest expense
Interest expense on deposits	895	1,178	1,226	1,339	1,393	(35.8)
Interest expense on retail repurchase agreements	—	—	1	—	1	(100.0)

Total interest expense	895	1,178	1,227	1,339	1,394	(35.8)

Net interest income	9,969	9,689	9,849	10,083	10,631	(6.2)

Provision for loan losses	350	1,325	600	8,450	2,700	(87.0)

Net interest income after provision for loan losses	9,619	8,364	9,249	1,633	7,931	21.3

Noninterest income
Service charges on deposit accounts, net	1,554	1,713	1,635	1,669	1,674	(7.2)
Fees for trust and investment management and brokerage services	769	746	757	870	719	7.0
Mortgage-banking	571	797	709	832	801	(28.7)
Automatic teller machine	230	225	210	248	241	(4.6)
Bankcard services	60	64	64	57	62	(3.2)
Investment securities gains, net	—	635	—	9,859	—	n/m
Gain on sale of branches	—	—	568	—	—	—
Other	561	622	392	428	433	29.6

Total noninterest income	3,745	4,802	4,335	13,963	3,930	(4.7)

Noninterest expense
Salaries and other personnel	5,098	4,940	5,205	5,335	5,608	(9.1)
Occupancy and equipment	1,967	1,913	1,867	1,898	2,155	(8.7)
Professional services	427	406	419	424	466	(8.4)
FDIC deposit insurance assessment	370	381	383	446	651	(43.2)
Marketing	142	400	422	374	188	(24.5)
Foreclosed real estate writedowns and expenses	452	258	693	6,966	1,368	(67.0)
Loss on other loans held for sale	—	1,122	4	2,406	128	(100.0)
Loan workout expenses	212	651	235	158	229	(7.4)
Other	1,707	1,256	1,630	1,227	1,138	50.0

Total noninterest expense	10,375	11,327	10,858	19,234	11,931	(13.0)

Income (loss) before provision (benefit) for income taxes	2,989	1,839	2,726	(3,638)	(70)	n/m

Provision (benefit) for income taxes	813	(871)	(436)	3,511	517	57.3

Net income (loss)	$2,176	$2,710	$3,162	$(7,149)	$(587)	(470.7)%

Other Data and Ratios
Basic net income (loss) per common share	$0.17	$0.21	$0.25	$(0.57)	$(0.05)	(444.0)%
Diluted net income (loss) per common share	0.17	0.21	0.25	(0.57)	(0.05)	(442.9)
Net interest margin	3.77%	3.50%	3.59%	3.56%	3.71%	1.6
Efficiency ratio	75.7	78.2	76.6	80.0	81.9	(7.6)

Full Time Equivalent Employees - including contractors (period end)	324.0	324.0	326.0	326.0	342.5	(5.4)